Vertex Reports Third Quarter 2015 Financial Results

-Third quarter 2015 revenues of $310 million, including net product revenues of $131 million for ORKAMBI® (lumacaftor/ivacaftor) and $166 million for KALYDECO® (ivacaftor) in cystic fibrosis-

-Vertex increases guidance for 2015 KALYDECO net revenues; now expects KALYDECO revenues of $605 to $620 million-

BOSTON -- Vertex Pharmaceuticals Incorporated (Nasdaq: VRTX) today reported consolidated financial results for the quarter ended September 30, 2015. Vertex also increased its financial guidance for total 2015 KALYDECO® (ivacaftor) revenues and reiterated its prior guidance for non-GAAP operating expenses. Key financial results include:

	Three Months Ended September 30,
	2015	2014	% Change
	(in millions, except per share and percentage data)
ORKAMBI product revenues, net	$130.8	$—	N/A
KALYDECO product revenues, net	$165.9	$126.8	31%
GAAP net loss	$(95.1)	$(170.1)	(44)%
GAAP net loss per share	$(0.39)	$(0.72)	(46)%
Non-GAAP net loss	$(31.9)	$(86.2)	(63)%
Non-GAAP net loss per share	$(0.13)	$(0.37)	(65)%

"During the third quarter, more than 3,000 people started treatment with ORKAMBI in the U.S., underscoring the importance of this medicine to people with cystic fibrosis and their doctors and the interest to begin treatment as soon as possible," said Jeffrey Leiden, M.D., Ph.D., Chairman, President and Chief Executive Officer of Vertex. "Importantly, with the planned initiation of the first clinical study of a next-generation corrector this week, we continue to move quickly to develop combinations of our potential medicines that could provide enhanced benefit for people already taking our medicines and for others, to provide the first medicine to treat the underlying cause of their cystic fibrosis."

On October 8, 2015, Vertex provided a comprehensive update on its development program in cystic fibrosis (CF). Key highlights included:

Clinical Development of Next-Generation Correctors

Vertex is preparing to advance two next-generation correctors, known as VX-152 and VX-440, from its research program into clinical development. Vertex will evaluate these next-generation correctors alone and in combination with VX-661/ivacaftor as part of Phase 1 studies in healthy volunteers, and the first Phase 1 study is expected to begin this week. Pending results of these studies, Vertex plans to initiate Phase 2 studies in people with CF evaluating VX-152 or VX-440 in combination with VX-661/ivacaftor in the second half of 2016. The studies of a triple combination (VX-152/VX-661/ivacaftor and VX-440/VX-661/ivacaftor) are planned for the second half of 2016 and are expected to enroll three groups of people with CF: (1) people who carry two copies of the F508del mutation; (2) people who carry one copy of the F508del mutation and a second mutation that results in minimal CFTR function; and (3) people who carry one copy of the F508del mutation and a second mutation that is known to be responsive to ivacaftor. VX-152 and VX-440 are designed to further improve processing and trafficking of the CFTR protein to the cell surface, beyond that observed with a single corrector combined with ivacaftor, which may enable increased CFTR chloride transport, a measure of the function of the CFTR protein at the cell surface. Increased chloride transport may translate to increased clinical benefit for people with CF who have at least one copy of the F508del mutation.

In human bronchial epithelial (HBE) cells with two copies of the F508del mutation, as well as in HBE cells with one copy of the F508del mutation and one copy of a mutation known to result in minimal CFTR function, the triple combinations (VX-152/VX-661/ivacaftor and VX-440/VX-661/ivacaftor) resulted in chloride transport (percent of normal) that was approximately three-fold greater than the use of the lumacaftor/ivacaftor combination in these cells. A significant increase in cilia beat frequency was also observed with triple combination therapy as compared to the use of the lumacaftor/ivacaftor combination in these cells.

KALYDECO® (ivacaftor) Supplemental New Drug Application in Residual Function Mutations
On October 7, Vertex announced that its supplemental New Drug Application (sNDA) for the use of KALYDECO in people ages 2 and older with one of 23 residual function mutations was accepted for review by the U.S. Food and Drug Administration (FDA). The FDA granted Vertex's request for Priority Review of this sNDA, and a target review date of February 6, 2016 was set under the Prescription Drug User Fee Act (PDUFA) for the FDA's decision on the sNDA. More than 1,500 people with CF in the U.S. have the mutations represented in the sNDA.

Studies of the ENaC Inhibitor VX-371
In June 2015, Vertex and Parion Sciences entered into a collaboration to develop investigational epithelial sodium channel (ENaC) inhibitors for the potential treatment of CF and other pulmonary diseases. Parion is currently conducting an exploratory Phase 2a study (known as the CLEAN-CF study) of inhaled VX-371

(P-1037), compared to treatment with VX-371 with hypertonic saline, in approximately 120 people with CF. Data from this study are expected in mid-2016. Vertex plans to conduct a placebo-controlled Phase 2a study to evaluate VX-371 in patients taking lumacaftor/ivacaftor, both with and without the addition of hypertonic saline, who have two copies of the F508del mutation. This Phase 2a study is expected to begin in early 2016.

In human bronchial epithelial cells from people with CF who have two copies of the F508del mutation, the addition of investigational VX-371 to lumacaftor/ivacaftor resulted in an additional increase in both airway surface liquid and cilia beat frequency as compared to baseline and to the use of VX-371 or lumacaftor/ivacaftor alone. Improvements in airway surface liquid height and cilia beat frequency are measures of increased hydration of the cell surface.

Pipeline Updates:

"Beyond CF, we are advancing multiple potential medicines for the treatment of cancer, pain and other serious diseases, and we recently entered into an important research collaboration with CRISPR Therapeutics to use the company's gene editing technology to address the underlying genetic causes of many diseases," continued Dr. Leiden. "The expansion of our pipeline positions us to generate important proof-of-concept data across multiple diseases next year and is further evidence of our continued execution against the plan we outlined in 2013."

Vertex recently advanced multiple investigational medicines into clinical development for the potential treatment of cancer and pain and entered into a strategic research collaboration focused on the use of gene editing:

Gene Editing Collaboration
On October 26, Vertex announced that it had entered into a strategic research collaboration with CRISPR Therapeutics focused on the use of CRISPR's gene editing technology, known as CRISPR-Cas9, to discover and develop potential new treatments aimed at the underlying genetic causes of human disease. The collaboration will evaluate the use of CRISPR-Cas9 across multiple diseases where targets have been validated through human genetics. Vertex and CRISPR will focus their initial gene editing research on discovering treatments to address the mutations and genes known to cause and contribute to cystic fibrosis and sickle cell disease. Vertex and CRISPR will also evaluate a specified number of other genetic targets as part of the collaboration.

Oncology
Vertex has three potential medicines in early development that are designed to inhibit DNA repair pathways that are fundamental to the survival and proliferation of certain cancers.  These potential medicines, which were discovered by Vertex scientists, may be applicable to the treatment of multiple tumor types.

VX-970:  Multiple Ongoing and Planned Studies in People with Solid Tumors
VX-970 is Vertex's most advanced drug candidate in oncology. By inhibiting a protein kinase known as ATR, VX-970 targets a critical regulator of the DNA damage repair system.  Cancer cells often have defects in the DNA damage repair system that contribute to disease progression and drive reliance on ATR for survival from DNA damage. Inhibition of ATR may therefore selectively kill cancer cells under DNA damaging conditions.

Vertex's strategy is to evaluate VX-970 in early trials in selected tumor types and patient subtypes that are expected to be responsive to ATR inhibition based on biomarker data. These studies will be used to generate data that will inform potential late-stage clinical development. Vertex is currently conducting two Phase 1 studies of VX-970 dosed intravenously in combination with commonly used DNA-damaging chemotherapies across a range of solid tumor types, and these studies have recently been amended to enroll specific cohorts of triple-negative breast cancer patients and non-small cell lung cancer patients.

Data from a Phase 1 safety and PK study were accepted for presentation at the 2015 International Conference on Molecular Targets and Cancer Therapeutics hosted by the American Association for Cancer Research (AACR), the National Cancer Institute (NCI) and the European Organisation for Research and Treatment of Cancer (EORTC), being held November 5-9 in Boston. The data showed that treatment with VX-970 was generally well-tolerated, both alone and in combination with the chemotherapy drug carboplatin, and there was preliminary evidence of antitumor activity.  The data will be presented at the AACR-NCI-EORTC meeting as part of an oral and poster presentation titled "Phase I Trial of First-in-class Ataxia Telangiectasia-mutated and Rad3-related (ATR) Inhibitor VX-970 as Monotherapy or in Combination With Carboplatin in Advanced Cancer Patients With Preliminary Evidence of Target Modulation and Antitumor Activity."

Additionally, Vertex has entered into a cooperative research and development agreement (CRADA) with the National Cancer Institute to support evaluation of VX-970 across other types of cancers.  The CRADA enables NCI to conduct multiple clinical studies that will evaluate treatment with VX-970 in people with small cell lung, head and neck, urothelial and other cancers.  The first study conducted under the CRADA is ongoing, and six additional studies are planned.

Vertex is also developing a second ATR inhibitor known as VX-803, which is dosed orally. An ongoing Phase 1 study is evaluating escalating doses of VX-803 alone and in combination with chemotherapy.

VX-984: Phase 1 Study Planned for Early 2016
Vertex is developing VX-984, an inhibitor of DNA-dependent protein kinase that also targets the DNA damage repair system.  VX-984 could be used to treat a variety of tumor types in combination with commonly used chemotherapy and radiation therapy. Vertex plans to initiate the first clinical study in early 2016 to evaluate escalating doses of VX-984 alone and in combination with the chemotherapy drug pegylated liposomal doxorubicin.

Pain
VX-150:  Phase 2 Proof-of-Concept Study in Osteoarthritis
Vertex is developing VX-150 as a potential medicine for the treatment of pain.  VX-150 is designed to block pain signaling through inhibition of a sodium channel known as NaV 1.8. Vertex recently completed a Phase 1 study in healthy volunteers to evaluate the safety and pharmacokinetics of VX-150.  Based on data from this study, Vertex is preparing to initiate a Phase 2 proof-of-concept study of VX-150 in approximately 100 people with symptomatic osteoarthritis of the knee. This study is expected to begin by the end of 2015. Additionally, Vertex is advancing a second sodium channel inhibitor known as VX-241, which is an inhibitor of a sodium channel known as NaV 1.7. Vertex plans to begin clinical development of VX-241 in the first half of 2016. There is a strong rationale for exploring the treatment of pain through inhibition of sodium channels based on human genetics and well documented roles in pain sensation.

Influenza
JNJ-872 (VX-787): Biomedical Advanced Research and Development Authority (BARDA) To Support Late-Stage Development Activities
In September, the U.S. Department of Health and Human Services’ Office of the Assistant Secretary for Preparedness and Response (ASPR) announced that the Biomedical Advanced Research and Development Authority of ASPR will provide technical assistance and funding of up to $131 million to Janssen Pharmaceuticals Inc. for advanced development of JNJ-872 (VX-787), a potential medicine for the treatment of influenza. JNJ-872 was discovered by Vertex scientists and was out-licensed to Janssen in June 2014. As part of the agreement with Janssen, Vertex may receive development and commercial milestone payments as well as royalties on future product sales.

Third Quarter 2015 Financial Highlights
Revenues:

•	Net Product Revenues from ORKAMBI were $130.8 million. As of September 30, 2015, more than 3,000 people with CF had started treatment with ORKAMBI.

•
Net Product Revenues from KALYDECO were $165.9 million compared to $126.8 million for the third quarter of 2014. The increased KALYDECO net product revenues, compared to the third quarter of 2014, resulted primarily from additional people being treated with KALYDECO in both U.S. and ex-U.S. markets.

Expenses:

•
Total combined non-GAAP cost of product revenues and royalty expenses (COR) were $33.5 million, compared to $11.0 million for the third quarter of 2014. GAAP COR expenses were $32.0 million compared to $14.2 million for the third quarter of 2014.

•
Non-GAAP research and development (R&D) expenses were $201.6 million compared to $157.4 million for the third quarter of 2014. The increased R&D expenses for the third quarter of 2015 were primarily the result of increased costs related to the initiation of the pivotal Phase 3 program for VX-661 in combination with ivacaftor, which includes four Phase 3 studies in more than 1,000 patients. GAAP R&D expenses were $246.3 million compared to $190.9 million for the third quarter of 2014.

•
Non-GAAP sales, general and administrative (SG&A) expenses were $76.1 million compared to $55.1 million for the third quarter of 2014. This increased SG&A expenses were primarily the result of increased investment in global commercial support for the planned launch of ORKAMBI. GAAP SG&A expenses were $99.8 million compared to $75.2 million for the third quarter of 2014.

Net Loss Attributable to Vertex:

•
Non-GAAP net loss was $31.9 million, or $0.13 per diluted share, compared to a non-GAAP net loss of $86.2 million, or $0.37 per diluted share, for the third quarter of 2014. The decreased net loss was the result of the first quarter of ORKAMBI product revenues and increased KALYDECO product revenues, offset by increased operating expenses. The GAAP net loss was $95.1 million, or $0.39 per diluted share, compared to Vertex's third quarter 2014 GAAP net loss of $170.1 million, or $0.72 per diluted share.

Cash Position:

•
As of September 30, 2015, Vertex had $1.0 billion in cash, cash equivalents and marketable securities compared to $1.4 billion in cash, cash equivalents and marketable securities as of December 31, 2014.

•	As of September 30, 2015, Vertex had $300 million outstanding from a credit agreement that provides for a secured loan of up to $500 million.
2015 Financial Guidance:
Vertex today increased its financial guidance for total 2015 KALYDECO revenues and reiterated its guidance for non-GAAP operating expenses:

•
KALYDECO Net Revenues: Vertex now expects KALYDECO net revenues of $605 to $620 million for 2015. The prior range, provided on July 29, 2015, was for KALYDECO net revenues of $575 to $590 million for 2015.

•
Non-GAAP R&D and SG&A Expenses: Vertex reiterated its guidance for combined non-GAAP R&D and SG&A expenses in 2015 of $1.05 to $1.10 billion. Total combined non-GAAP R&D and SG&A expenses are expected to be in the middle of the guidance range.

Vertex's expected combined non-GAAP R&D and SG&A expenses exclude stock-based compensation expense and certain other expenses recorded in 2015.
Non-GAAP Financial Measures
In this press release, Vertex's financial results and financial guidance are provided in accordance with accounting principles generally accepted in the United States (GAAP) and using certain non-GAAP financial measures. In particular, non-GAAP financial results exclude stock-based compensation expense, costs and credits related to the relocation of the company's corporate headquarters including a one-time 2014 cash payment related to a lease agreement, hepatitis C-related revenues and costs and other adjustments. These results are provided as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help indicate underlying trends in the company's business, are important in comparing current results with prior period results and provide additional information regarding the company's financial position. Management also uses these non-GAAP financial measures to establish budgets and operational goals that are communicated internally and externally and to manage the company's business and to evaluate its performance. A reconciliation of the GAAP financial results to non-GAAP financial results is included in the attached financial information.

Vertex Pharmaceuticals Incorporated
Third Quarter Results
Condensed Consolidated Statements of Operations Data
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues:
Product revenues, net	$302,511	$137,099	$593,774	$362,879
Royalty revenues	5,759	8,386	17,628	32,134
Collaborative revenues	1,546	33,502	2,999	40,846
Total revenues	309,816	178,987	614,401	435,859
Costs and expenses:
Cost of product revenues	30,269	10,208	55,059	28,435
Royalty expenses	1,691	3,976	6,068	18,525
Research and development expenses	246,284	190,939	685,741	654,043
Sales, general and administrative expenses	99,772	75,224	280,026	226,882
Restructuring expenses	1,826	40,843	682	46,761
Total costs and expenses	379,842	321,190	1,027,576	974,646
Loss from operations	(70,026)	(142,203)	(413,175)	(538,787)
Interest expense, net	(21,134)	(20,384)	(63,552)	(51,686)
Other (expenses) income, net	(1,326)	(3,990)	(5,025)	34,192
Loss from continuing operations before provision for income taxes	(92,486)	(166,577)	(481,752)	(556,281)
Provision for income taxes	1,330	3,419	31,760	4,915
Loss from continuing operations	(93,816)	(169,996)	(513,512)	(561,196)
Loss from discontinued operations, net of tax	—	(64)	—	(703)
Net loss	(93,816)	(170,060)	(513,512)	(561,899)
(Income) loss attributable to noncontrolling interest	(1,333)	—	30,909	—
Net loss attributable to Vertex	$(95,149)	$(170,060)	$(482,603)	$(561,899)

Amounts attributable to Vertex:
Loss from continuing operations	$(95,149)	$(169,996)	$(482,603)	$(561,196)
Loss from discontinued operations	—	(64)	—	(703)
Net loss attributable to Vertex	$(95,149)	$(170,060)	$(482,603)	$(561,899)

Amounts per share attributable to Vertex common shareholders:
Net loss from continuing operations:
Basic and diluted	$(0.39)	$(0.72)	$(2.00)	$(2.40)
Net loss:
Basic and diluted	$(0.39)	$(0.72)	$(2.00)	$(2.40)
Shares used in per share calculations:
Basic and diluted	241,969	236,137	240,749	234,207

Reconciliation of GAAP to Non-GAAP Net Loss
Third Quarter Results
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
GAAP loss attributable to Vertex	$(95,149)	$(170,060)	$(482,603)	$(561,899)
Stock-based compensation expense	65,734	46,136	186,379	135,160
Real estate restructuring costs and income (Note 1)	214	43,432	(2,186)	37,322
HCV related revenues and costs (Note 2)	(7,734)	(4,557)	(18,207)	4,353
Other adjustments (Note 3)	5,007	(1,184)	5,631	5,725
Non-GAAP net loss attributable to Vertex	$(31,928)	$(86,233)	$(310,986)	$(379,339)

Amounts per diluted share attributable to Vertex common shareholders:
GAAP	$(0.39)	$(0.72)	$(2.00)	$(2.40)
Non-GAAP	$(0.13)	$(0.37)	$(1.29)	$(1.62)
Shares used in diluted per share calculations:
GAAP and Non-GAAP	241,969	236,137	240,749	234,207

Reconciliation of GAAP to Non-GAAP Revenues and Expenses
Third Quarter Results
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
GAAP total revenues	$309,816	$178,987	$614,401	$435,859
HCV related revenues (Note 2)	(6,415)	(13,971)	(15,378)	(40,687)
Other adjustments (Note 3)	(1,105)	—	(1,379)	—
Non-GAAP total revenues	$302,296	$165,016	$597,644	$395,172

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
GAAP cost of product revenues and royalty expenses	$31,960	$14,184	$61,127	$46,960
HCV related costs (Note 2)	1,546	(3,165)	(422)	(15,311)
Non-GAAP cost of product revenues and royalty expenses	$33,506	$11,019	$60,705	$31,649

GAAP research and development expenses	$246,284	$190,939	$685,741	$654,043
Stock-based compensation expense	(44,700)	(31,131)	(124,550)	(91,284)
Real estate restructuring costs (Note 1)	—	(3,511)	—	(25,094)
HCV related costs (Note 2)	(294)	(1,494)	707	(14,834)
Other adjustments (Note 3)	298	2,580	(1,222)	(4,329)
Non-GAAP research and development expenses	$201,588	$157,383	$560,676	$518,502

GAAP sales, general and administrative expenses	$99,772	$75,224	$280,026	$226,882
Stock-based compensation expense	(21,034)	(15,005)	(61,829)	(43,876)
Real estate restructuring costs (Note 1)	—	(633)	—	(4,524)
HCV related costs (Note 2)	(43)	(4,532)	2,807	(13,216)
Other adjustments (Note 3)	(2,578)	—	(3,725)	—
Non-GAAP sales, general and administrative expenses	$76,117	$55,054	$217,279	$165,266

Combined Non-GAAP R&D and SG&A expenses	$277,705	$212,437	$777,955	$683,768

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
GAAP interest expense, net and other (expense) income, net	$(22,460)	$(24,374)	$(68,577)	$(17,494)
Real estate restructuring income (Note 1)	—	—	—	(36,685)
Non-GAAP interest expense, net and other (expense) income, net	$(22,460)	$(24,374)	$(68,577)	$(54,179)

GAAP provision for income taxes	$1,330	$3,419	$31,760	$4,915
Other adjustments (Note 3)	(777)	—	(30,367)	—
Non-GAAP provision for income taxes	$553	$3,419	$1,393	$4,915

Condensed Consolidated Balance Sheets Data
(in thousands)
(unaudited)

	September 30, 2015	December 31, 2014
Assets
Cash, cash equivalents and marketable securities	$1,005,830	$1,387,106
Restricted cash and cash equivalents (VIE) (Note 4)	75,765	8,418
Accounts receivable, net	165,272	75,964
Inventories	49,197	30,848
Property and equipment, net	706,670	715,812
Intangible assets and goodwill	334,724	68,915
Other assets	96,535	47,616
Total assets	$2,433,993	$2,334,679

Liabilities and Shareholders' Equity
Other liabilities	$373,114	$307,374
Deferred tax liability	113,860	15,044
Accrued restructuring expense	17,804	45,855
Deferred revenues	31,501	45,276
Capital leases	53,426	57,099
Fan Pier lease obligation	472,724	473,073
Senior secured term loan	294,832	294,775
Shareholders' equity	1,076,732	1,096,183
Total liabilities and shareholders' equity	$2,433,993	$2,334,679

Common shares outstanding	244,342	241,764

Note 1: In the three and nine months ended September 30, 2015, "Real estate restructuring costs and income" consisted of restructuring charges and credits, respectively, related to the company's relocation from Cambridge to Boston, Massachusetts. In the three and nine months ended September 30, 2014, "Real estate restructuring costs and income" consisted of (i) transition costs related to the company's relocation that were recorded as R&D and SG&A, (ii) restructuring charges related to this relocation and (iii) credits recorded to other (expense) income, net to record the effect of the one-time cash payment received related to a lease agreement in the second quarter of 2014.
Note 2: In the three and nine months ended September 30, 2015 and 2014, "HCV related revenues and costs" included in the company's loss from continuing operations consisted of:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(in millions)
Net product revenues from Incivek	$5.8	$10.3	$12.0	$23.5
Royalty revenues from Incivo	0.2	2.3	1.7	12.9
HCV collaborative revenues	0.4	1.4	1.6	4.3
COR expenses	1.5	(3.2)	(0.4)	(15.3)
R&D and SG&A credits (including pharma fee)	(0.3)	(6.0)	3.5	(28.1)
Restructuring expenses	0.1	(0.2)	(0.3)	(1.0)
Note 3: In the three and nine months ended September 30, 2015, "Other adjustments" was primarily attributable to two variable interest entities ("VIEs"). In each of the three and nine months ended September 30, 2014, "Other adjustments" was primarily attributable to development cost associated with VX-509.
Note 4: The company consolidates the financial statements of two of its collaborators as VIEs as of September 30, 2015 and consolidated a single VIE as of December 31, 2014. These VIEs are consolidated because Vertex has licensed the rights to develop the company's collaborators' most significant intellectual property assets. The company's interest and obligations with respect to these VIEs' assets and liabilities are limited to those accorded to the company in its collaboration agreements with these collaborators.  Restricted cash and cash equivalents (VIE) reflects the VIEs’ cash and cash equivalents, which Vertex does not have any interest in and which will not be used to fund the collaboration.  Each reporting period Vertex estimates the fair value of the contingent milestone payments and royalties payable by Vertex to these collaborators. Any increase in the fair value of these contingent milestone and royalty payments results in a decrease in net income attributable to Vertex (or an increase in net loss attributable to Vertex) on a dollar-for-dollar basis.
Note 5: In each of the three and nine months ended September 30, 2015 and 2014, the company excludes from its non-GAAP loss attributable to Vertex restructuring expense (income). In addition, in the three and nine months ended September 30, 2014 discontinued operations related to the effect of the company's relationship with Alios are excluded from its non-GAAP loss attributable to Vertex.

U.S. INDICATION AND IMPORTANT SAFETY INFORMATION FOR ORKAMBI™ (lumacaftor/ivacaftor) TABLETS
ORKAMBI is a combination of lumacaftor and ivacaftor indicated for the treatment of cystic fibrosis (CF) in patients age 12 years and older who are homozygous for the F508del mutation in the CFTR gene. The efficacy and safety of ORKAMBI have not been established in patients with CF other than those homozygous for the F508del mutation.
Worsening of liver function, including hepatic encephalopathy, in patients with advanced liver disease has been reported in some patients with CF while receiving ORKAMBI.
Serious adverse reactions related to elevated transaminases have been reported in patients with CF receiving ORKAMBI and, in some instances, associated with concomitant elevations in total serum bilirubin.
Respiratory events (e.g., chest discomfort, shortness of breath, and chest tightness) were observed more commonly in patients during initiation of ORKAMBI compared to those who received placebo. Clinical experience in patients with percent predicted FEV1 < 40 is limited, and additional monitoring of these patients is recommended during initiation of therapy.
Co-administration of ORKAMBI with sensitive CYP3A substrates or CYP3A substrates with a narrow therapeutic index is not recommended as ORKAMBI may reduce their effectiveness. ORKAMBI may substantially decrease hormonal contraceptive exposure, reducing their effectiveness and increasing the incidence of menstruation-associated adverse reactions. Co-administration with strong CYP3A inducers is not recommended as they may reduce the therapeutic effectiveness of ORKAMBI.
Abnormalities of the eye lens (cataracts) have been reported in pediatric patients treated with ivacaftor, a component of ORKAMBI.
The most common adverse reactions associated with ORKAMBI include shortness of breath, sore throat, nausea, diarrhea, upper respiratory tract infection, fatigue, chest tightness, increased blood creatinine phosphokinase, rash, flatulence, runny nose, and influenza.
Please see the full prescribing information for ORKAMBI.

U.S. INDICATION AND IMPORTANT SAFETY INFORMATION FOR KALYDECO® (ivacaftor)
KALYDECO is a cystic fibrosis transmembrane conductance regulatory (CFTR) potentiator indicated for the treatment of cystic fibrosis (CF) in patients age 2 years and older who have one of the following mutations in the CFTR gene: G551D, G1244E, G1349D, G178R, G551S, S1251N, S1255P, S549N, S549R or R117H.
KALYDECO is not effective in patients with CF with 2 copies of the F508del mutation (F508del/F508del) in the CFTR gene. The safety and efficacy of KALYDECO in children with CF younger than 2 years of age have not been studied. The use of KALYDECO in children under the age of 2 years is not recommended.
High liver enzymes (transaminases; ALT and AST) have been reported in patients with CF receiving KALYDECO.
Use of KALYDECO with medicines that are strong CYP3A inducers substantially decreases exposure of KALYDECO and may diminish effectiveness. Therefore, co-administration is not recommended. The dose of KALYDECO must be adjusted when used concomitantly with strong and moderate CYP3A inhibitors or when used in patients with moderate or severe hepatic disease.
Cases of non-congenital lens opacities/cataracts have been reported in pediatric patients treated with KALYDECO.

The most common side effects associated with KALYDECO include headache; upper respiratory tract infection (common cold), including sore throat, nasal or sinus congestion, and runny nose; stomach (abdominal) pain; diarrhea; rash; nausea; and dizziness.
Please see the full prescribing information for KALYDECO.

About Vertex
Vertex is a global biotechnology company that aims to discover, develop and commercialize innovative medicines so people with serious diseases can lead better lives. In addition to our clinical development programs focused on cystic fibrosis, Vertex has more than a dozen ongoing research programs aimed at other serious and life-threatening diseases.

Founded in 1989 in Cambridge, Mass., Vertex today has research and development sites and commercial offices in the United States, Europe, Canada and Australia. For five years in a row, Science magazine has named Vertex one of its Top Employers in the life sciences. For additional information and the latest updates from the company, please visit www.vrtx.com.

Special Note Regarding Forward-looking Statements
This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including, without limitation, Dr. Leiden's statements in the second paragraph of the press release and the first paragraph in the section captioned "Pipeline Updates," the information provided in the section captioned "2015 Financial Guidance," information related to the sNDA for KALYDECO in patients ages 2 and older who have one of 23 residual function mutations, information related to Vertex's collaboration with CRISPR Therapeutics and statements related to the expected timing and clinical study designs for Vertex's ongoing and future clinical studies, including the (i) next-generation corrector program, including clinical studies involving VX-152 and VX-440, (ii) Phase 2a clinical studies of VX-371 (P-1037), (iii) Phase 1 studies of VX-970, VX-803 and VX-984 and (iv) Phase 2 proof-of-concept study of VX-150 and initial clinical development of VX-241. While Vertex believes the forward-looking statements contained in this press release are accurate, these forward-looking statements represent the company's beliefs only as of the date of this press release and there are a number of factors that could cause actual events or results to differ materially from those indicated by such forward-looking statements. Those risks and uncertainties include, among other things, that the company's expectations regarding its 2015 KALYDECO revenues and non-GAAP operating expenses may be incorrect (including because one or more of the company's assumptions underlying its revenue or expense expectations may not be realized), that in vitro responses may not be predictive of clinical results, that regulatory authorities may not approve, or approve on a timely basis, the sNDA for KALYDECO for patients with one of 23 residual function mutations, that data from the company's development programs may not support registration or further development of its compounds due to safety, efficacy or other reasons, and other risks listed under Risk Factors in Vertex's annual report and quarterly reports filed with the Securities and Exchange Commission and available through the company's website at www.vrtx.com. Vertex disclaims any obligation to update the information contained in this press release as new information becomes available.

Conference Call and Webcast
The company will host a conference call and webcast today at 5:00 p.m. ET. To access the call, please dial (866) 501-1537 (U.S.) or +1 (720) 545-0001 (International). The conference call will be webcast live and a link to the webcast can be accessed through Vertex's website at www.vrtx.com in the "Investors" section under "Events and Presentations." To ensure a timely connection, it is recommended that users register at least 15 minutes prior to the scheduled webcast. An archived webcast will be available on the company's website.

(VRTX-GEN)

Vertex Contacts:
Investors:
Michael Partridge, 617-341-6108
or
Eric Rojas, 617-961-7205
or
Kelly Lewis, 617-961-7530

Media:
Zach Barber 617-341-6992
mediainfo@vrtx.com